Exhibit 99.1

ANALYSIS OF PROJECTED YIELD


	This presentation contains an analysis of the projected yield on the Company's mortgage investments as of September
30, 1994, under the specific assumptions set forth herein.
This presentation does not seek to predict, nor should it be interpreted as a prediction of, the actual present or future yield on such investments since the actual interest rates and prepayment rates in the future will be different than those assumed in any of the projected scenarios.
Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Glossary.

	Resource Mortgage invests a portion of its available capital in a portfolio of mortgage investments. These investments include mortgage loans and mortgage securities subject to collateralized mortgage obligations (CMOs), adjustable-rate mortgage securities, fixed-rate mortgage securities and other mortgage securities.

	The Company has pursued its investment strategy of concentrating on its mortgage conduit activities in order to create investments for its portfolio with attractive yields and also to benefit from potential securitization income. Through its single-family mortgage conduit activities the Company purchases mortgage loans from approved mortgage companies, savings and loan associations and commercial banks, or originates the mortgage loans directly; in its multi-family conduit activities, the Company originates the loans directly. When a sufficient volume of loans is accumulated, the Company securitizes these mortgage loans through the issuance of mortgage-backed securities. The mortgage-backed securities are structured so that substantially all of the securities are rated in one of the two highest categories (i.e. AA or AAA) by at least one of the nationally recognized rating agencies.

	The yield on the Company's investment portfolio is influenced primarily by (i) prepayment rates on the underlying mortgage loans, (ii) the level of short-term interest rates and (iii) the relationship between short-term financing rates and adjustable-rate mortgage yields. The following analysis provides a projection of the yield of the Company's investment portfolio in variety of interest rate and prepayment rate environments. The Company's investment strategy is to create a diversified portfolio of mortgage securities that in the aggregate generate stable income in a variety of interest rate and prepayment rate environments.
Rapid changes in either short-term or long-term interest rates can negatively impact the income received on the portfolio.
For purposes of this analysis only, certain of the Company's assets and liabilities have been excluded, and certain liability balances have been reduced to better reflect the Company's net investment in its investment portfolio.


Summary of Mortgage Investments

	For purposes of calculating the projected yield, the Company calculates its net investment in its mortgage investments as of September 30, 1994 and December 31, 1993 and can be summarized as follows (amounts in thousands):

                                             		September 30,		December 31,
                                                   		1994 (2)		1993

Collateral for CMOs, net of CMO liabilities		$    3,896		$    8,403

Adjustable-rate mortgage securities, net  (1) 	 182,568	    132,401

Fixed-rate mortgage securities, net (1)  		      20,097	     14,520

Other mortgage securities:
  Mortgage residual interests 		                 39,895	     22,900
  Mortgage derivative securities		               28,587	     37,494

     Other mortgage securities subtotal		        68,482	     60,394

Mortgage warehouse participations, net of related
liabilities		                                        -      		9,393

          Net investment	                     	$ 275,043		$ 225,111

(1)	Net of repurchase borrowings and discounts recorded by
the Company to compensate for certain risks on mortgage securities collateralized by mortgage loans purchased by the Company for which mortgage pool insurance is used as the primary source of credit enhancement. At September 30, 1994 the discount totaled $15.0 million on adjustable-rate mortgage securities and $1.6 million on fixed-rate mortgage securities. Amounts also exclude $2.6 million of first-loss class securities retained by the Company from mortgage securities for which a senior/subordinated security structure is used as the primary source of credit enhancement.

(2)	Amounts exclude adjustments related to unrealized
gains and losses on available-for-sale mortgage investments in accordance with Statement of Financial Accounting
Standards No. 115.

	The following tables list the Company's various investments (and related information) as of September 30, 1994 that were used in the calculation of the projected yield.



Collateral Pledged to Secure CMOs
(Dollars in thousands)
                    Type of 		     Weighted
                    Mortgage		     Average	             Net
Series		            Collateral		  Coupon Rate (1)     	Investment (2)

MCA1, Series 1		     Loans	(3)       	8.97			           (3,399	)
PWMO, Series B		FNMA Certificates		   9.27			             1,294
PWMO, Series C		FHLMC & FNMA Certificates		9.59		           226
RAC Four, Series 77		Loans		          9.55		              1,668
RMSC Series 89-1		   Loans					      11.47                  434
RMSC Series 89-3	    Loans					      11.43                  327
RMSC Series 89-4A		  Loans		         10.60			                72
RMSC Series 89-5		   Loans		         10.59			               (69	)
RMSC Series 91-2		   Loans		          9.81			               668
RMSC Series 92-12 		 Loans		          8.10		              1,204
RAC Four, 26 Misc. Series		Various		  9.90			             1,471

Total							                                            $ 3,896



(1) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the CMOs were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993 or as of the date acquired if acquired in 1994.

(2) Equal to the outstanding principal balance of the mortgage collateral plus unamortized discounts, premiums, accrued interest receivable and deferred issuance costs, and net of bond principal, discounts, premiums and accrued interest payable as of September 30, 1994.

(3)  Multi-family loans.


Adjustable-Rate Mortgage Securities
(Dollars in thousands)

                              Remaining
                              Principal    Interest        Net
Description (1)              Balance (2)    Rate (3)    Investment (4)

FNMA Pools, various	        $ 377,433		   4.90-7.13%(A)		$   23,050
FNMA and FHLMC Pools, various	127,113		   4.16-6.61 (B)		     7,628
FNMA and FHLMC Pools, various	  5,316		   5.34-7.34 (C)		       325
FAI2 1993-E M	                 17,175		        6.09 (A)		       934
GNMA Pools, various	          200,716		        6.00 (B)		    11,943
LIBOR ARM Trust 1991-19, Class B	40,018		      5.90 (A)		     2,435
LIBOR ARM Trust 1992-1, Class B 	40,351		      6.46 (A)		     2,356
LIBOR ARM Trust 1992-4, Class B 	59,940		      6.41 (A)		     3,613
LIBOR ARM Trust 1992-6, Class B 	70,109		      5.89 (A)		     4,233
LIBOR ARM Trust 1992-8, Class B 	105,148		     5.92 (A)		     6,376
LIBOR ARM Trust 1992-10, Class B 	63,945		     6.40 (A)		     1,996
RMSC, AHF 1989-1 Trust, Class A-2	7,051		      5.72 (B)       		423
RMSC, Series 1991-5	             45,370		      6.93 (A)		     2,752
RMSC, Series 1991-7, Class B 	   48,003		      6.19 (A)		     2,931
RMSC, Series 1991-11	            63,010		      6.24 (A)		     3,825
RMSC, Series 1991-12, Class B 	  45,983		      6.45 (A)		     2,795
RMSC, Series 1991-15, Class B	   39,972		      6.61 (A) 		    2,430
RMSC, Series 1991-16, Class B	   57,109	      	6.67 (A)		     3,471
RMSC, Series 1991-17, Class B	   39,523		      6.02 (A)		     2,405
RMSC, Series 1992-5	             72,314		      6.67 (A)		     4,392
RMSC, Series 1992-9, Class B   	 10,000      		6.19 (A)		       238
RTC M-1, A-4                       	400		      7.09 (C)	        	24
RTC M-6, A-1, A-2	               36,426		5.41, 5.53 (C)		     2,235
SMSC, Series 1992-1, Class B	     5,000		      6.52 (A)		       302
SMSC, Series 1992-4, Class B	    55,900		      5.89 (A)     		3,347
SMSC, Series 1992-6, Class B	    60,193		      6.14 (A) 		    3,620
SMSC, Series 1993-1, Class B-1, B-2	9,963		    6.50 (A)       		603
SMSC, Series 1993-3, Class A-2, B-2	101,569	  	6.62 (A)		     6,157
SMSC, Series 1993-5, Class A-2, B-2	62,930		   5.78 (A)		     3,839
SMSC, Series 1993-6, Class B	    15,066		      6.03 (A)		       915
SMSC, Series 1993-7, Class B	    27,693		      5.96 (A)		     1,680
SMSC, Series 1993-9, Class A-2, B-2	92,410		   5.97 (A)		     5,643
SMSC, Series 1993-11	           141,989		      4.80 (A)		     8,693
SMSC, Series 1994-1, Class A, B	  73,619		     4.99 (A)		     4,497
SMSC, Series 1994-3, Class M	     37,784		     5.09 (A)		     2,321
SMSC, Series 1994-7, Class A-1, B-1	81,336		   5.02 (B)		     4,928
SMSC, Series 1994-7, Class A-2, B-2	197,111		  5.03 (A)		    11,941
LIBOR Cap Agreements (5)					                                31,272

			Total		                                                $ 182,568

(A)  Index - Six-month LIBOR
(B)  Index - 1-yr CMT
(C)  Index - COFI

(1) All the "Class B" adjustable-rate mortgage securities were created from the Company's mortgage conduit operations, and represent a AA rated class that is subordinated to AAA rated class(es) within the security offering.

(2)  As of September 30, 1994.

(3)  Pass-through rate as of September 30, 1994.

(4) Equal to the outstanding principal balance of the adjustable-rate mortgage securities, plus any unamortized premiums and net of any unamortized discounts, less repurchase borrowings, if any, calculated at 94% of such amount.



(5) The Company has purchased various LIBOR cap agreements in regard to the adjustable-rate mortgage securities.
Pursuant to the cap agreements, the Company will receive additional cash flows should six-month LIBOR increase above certain levels as specified below.

                                                 		Notional
                                                     Amount		  Cap Rate

Cap agreements expiring between 2001 and 2002		$   230,500		11.50%
Cap agreements expiring between 2001 and 2002	     108,000		10.50%
Cap agreements expiring in 1999		                  235,000		10.00%
Cap agreements expiring between 2000 and 2003      490,000		 9.50%
Cap agreements expiring between 2002 and 2004      525,000		 9.00%
				                                           $ 1,588,500

Fixed-rate Mortgage Securities
(Dollars in thousands)

                                  			Remaining
			                                  Principal		   Interest		   Net
Description			                        Balance (1)		   Rate	  Investment (2)

Citibank, Series 1990-B, Class B-5	$ 1,168	           9.60	%   	$     716
RMSC, various series		              75,510		         Various       	8,092	(3)
RMSC, Series 91-2, Class 2-B (4)		  11,567	           10.00		       1,827	(3)
SMSC, Series 1993-3, Class A-1, B-1 (4)		74,872	       6.75		       4,561	(3)
SMSC, Series 1993-5, Class A-1, B-1 (4)		49,161	       6.51		       3,059	(3)
SMSC, Series 1993-9, Class A-1, B-1 (4)		30,331	       6.09		       1,842	(3)

				Total                                                           	$20,097


(1)  As of September 30, 1994.

(2) Equal to the outstanding principal balance of the securities, plus any unamortized premiums and net of any unamortized discounts at September 30, 1994.

(3) Equal to the outstanding principal balance of the securities, plus any unamortized premiums and net of any unamortized discounts, less the associated repurchase agreement borrowings at September 30, 1994.

(4)  These series become adjustable-rate in 1995-1998.



Other Mortgage Securities
(Dollars in thousands)

	Other Mortgage Securities are comprised of mortgage residual interests and mortgage derivative securities as set forth below.

Mortgage residual interests:
                        		Type of 				       Weighted
		                       Mortgage		Percent		  Average
                                                Net		          Net
Series		                Collateral		Owned		Coupon Rate (1)		Investment (2)

FNMA REMIC Trust 1988-22	  FNMA		   40.00	%		  9.50	%	     $   1,335
GMS, Series 1994-1	        FNMA		  100.00			    3.76		         4,242
GMS, Series 1994-2	        FHLMC		 100.00			    4.11		         3,830
GMS, Series 1994-3	        FHLMC		 100.00			    3.93		         3,194
LIBOR ARM Trust 1991-19   	Loans   100.00			    5.60		           298
LIBOR ARM Trust 1992-1	    Loans   100.00			    5.46		           299
LIBOR ARM Trust 1992-4	    Loans	 	100.00			    5.51		           354
ML Trust XI	               FHLMC		  49.00			    8.50		           192
NMF, Series 1994-1	         FNMA		 100.00			    3.83		         5,969
NMF, Series 1994-2	        FHLMC		 100.00			    3.80		         2,876
NMF, Series 1994-3	        FHLMC		 100.00			    3.90		         2,243
RAC Four, Series 39	       FHLMC		  49.90			   10.20		           429
RAC Four, Series 62	        GNMA		  30.00			   10.00	           	401
RAC Four, Series 73	        GNMA		  55.00			   11.50		         4,045
RAC Four, Series 74	        GNMA  		23.60	   		10.50		         1,491
RAC Four, Series 75	        GNMA		  36.00			    9.50		         1,155
RAC Four, 22 Misc. Series	Various		Various			  11.54		           348
RMSC, Series 1991-7	        Loans		100.00			    6.01		           553
RMSC, Series 1991-15	       Loans		100.00			    6.67		           171
RMSC, Series 1991-16	       Loans		100.00			    6.67		            40
RMSC, Series 1991-17	       Loans		100.00			    5.62		            89
Shearson Lehman, Series K	   FNMA		  50.00			  10.00		            91
NTF	                       Various  48.30			     9.00		        6,250

            Total								                                   $ 39,895



(1) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the mortgage securities were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993.

(2) Equal to the amortized cost of the mortgage residual interests as of September 30, 1994.


Other Mortgage Securities (continued)

Mortgage derivative securities:

                                            Weighted
				                             Type of		  Average
		                  Type of 		   Mortgage		   Net
                                             Coupon		         Net
Description		    Securities (1)  Collateral		 Rate (2)   		Investment (3)

Chemical, Series 1988-4		       I/O		Loans		  9.82	%        	$      82
Interest-only strips, various 		I/O		Loans		Various		            3,704
LIBOR ARM Trust 1992-8, Class I		I/O		Loans		 5.54		               720
LIBOR ARM Trust 1992-9, Class I		I/O		Loans		 5.46		               492
LIBOR ARM Trust 1992-10, Class I		I/O		Loans		5.41		               450
Principal-only strips, various 		P/O		Loans		Various		           4,839
RMSC, Series 89-6, 6F		          I/O		Loans		10.62		               274
RMSC, Series 1989-7B, B-2		      I/O		Loans		10.39		               137
RMSC, Series 1991-14, Class 14-P		P/O		Loans		9.77		                62
RMSC, Series 1991-16, Class I		   I/O		Loans		5.79		               264
RMSC, Series 1991-20, Class P		   P/O		Loans		8.96		               172
RMSC, Series 1992-18, Class P	   	P/O		Loans		8.18		               148
RMSC, Series 1992-18, Class X		   I/O		Loans		8.18		             1,113
SMSC, Series 1992-1, Class I		    I/O		Loans		5.46		               436
SMSC, Series 1992-2, Class I		    I/O		Loans		5.53		               482
SMSC, Series 1992-3, Class I		    I/O		Loans		5.56		               247
SMSC, Series 1992-4, Class I		    I/O		Loans		5.46		               262
SMSC, Series 1993-8, Class 2I		   I/O		Loans		7.97		               160
SMSC, Series 1993-10, Class I		   I/O		Loans		7.72		             2,553
SMSC, Series 1994-2, Class I		    I/O		Loans		7.20		             3,186
SMSC, Series 1994-4, Class 1I, 2I	I/O		Loans		7.09		             4,209
SMSC, Series 1994-8, Class I		    I/O		Loans		5.86		             1,021
SMSC, Series 1994-9, Class 1I, 2I	I/O		Loans		8.03, 7.38		       1,833
SMSC, Series 1994-9, Class 2P		   P/O		Loans		8.03		               414
SMSC, Series 1994-10, Class I		   I/O		Loans		6.35		             1,327

                                                 Total								$ 28,587


(1) I/O means an interest-only security; P/O means a principal-only security.

(2) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the mortgage securities were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993 or as of the date purchased if purchased in 1994.

(3) Equal to the amortized cost of the mortgage derivative securities as of September 30, 1994. The Company owned 100% of each such security.



YIELD ON MORTGAGE INVESTMENTS

	This presentation contains an analysis of the yield sensitivity to different short-term interest rates and prepayment rates of the Company's Mortgage Investments (as described in the previous section) as of October 1,1994.
The Company utilizes this analysis in making decisions as to the cash flow characteristics of investments that the Company desires to create or acquire for its investment portfolio. The Company's investment strategy is to create a diversified portfolio of mortgage securities that in the aggregate generates stable income in a variety of interest rate and prepayment rate environments and preserves the capital base of the Company. Capitalized terms used herein and not defined within this section are defined in the glossary on page 15 of this Exhibit.

	This presentation does not reflect all of the Company's assets and liabilities (or income and expenses of such excluded assets or liabilities) nor any of the general and administrative expenses of the Company. This presentation also does not purport to reflect the liquidation or ongoing value of the Company's business or assets. The yield information presented herein is provided solely for analytical purposes. This presentation does not seek to predict, nor should it be interpreted as a prediction of, the actual present or future yield on such investments.

	The table below sets forth the estimated cash yields calculated on a semi-annual equivalent basis as of September 30, 1994 of the projected net cash flows on the Company's existing investment portfolio as set forth in "Mortgage Investments" above, based upon the current balances of the assets as of October 1,1994, and upon assumptions set forth below on pages 10 through 14 for each of the respective cases. The most important of these assumptions are the prepayment rates applicable to each mortgage investment and the level of short-term interest rates.

MORTGAGE INVESTMENTS YIELD SENSITIVITY ANALYSIS
YIELD ON INVESTMENT (%)

Short-Term Interest Rate Assumption Case
Prepayment
Assumption
Case	   Case I    	Case II 	Case III 	Case IV 	Case V  Case VI	Case VII

Case A   22.6%	   20.3%	   19.1%	   18.0%	   16.5%	   14.3%	  11.1%
Case B	  23.0  	  20.7    	19.7	    18.7	    17.3     15.2	   12.2
Case C	  23.5    	21.2	    20.2	    19.3	    18.0	    16.0	   13.1
Case D	  23.9	    21.7	    20.8	    19.9*	   18.6     16.8	   14.0
Case E	  24.4  	  22.2	    21.3	    20.5	    19.3     17.5	   14.9
Case F	  25.0	    22.8	    22.0	    21.1	    20.0     18.3	   15.7
Case G	  25.6	    23.5	    22.6	    21.9	    20.8     19.1	   16.4

	The case most representative of short-term interest rates and prepayment rates as of October 1,1994, is case D-IV, represented by the "*."

	The yields for each case expressed above are level yields relative to the Company's aggregate net investment of $275.0 million in the various listed mortgage investments as shown beginning on page 2. These yields are calculated over the remaining life of the securities, and may be higher or lower than shown in any period for financial statement reporting.
In addition to the foregoing, the
projected yields assume that the Company is able to reinvest principal received on its investments at the same yield as the yield in each case; consequently, these yields do not purport to reflect the return when such reinvestment is not available.

	Such yields do not give effect to the operating expenses of the Company. These yields are also exclusive of the yields on mortgage assets of the Company not listed in "Mortgage Investments" above. In particular, the listed mortgage investments do not include (i) mortgage loans in warehouse, (ii) certain first-loss class securities, and
(iii) certain other adjustable-rate and fixed-rate mortgage securities. These other securities are excluded in an amount equal to the discount which compensates the Company for certain risks on mortgage securities collateralized by mortgage loans for which mortgage pool insurance is used as the primary source of credit enhancement. There is no assurance that any particular yield actually will be obtained. Prepayment speeds may exceed those shown in the tables on pages 11 and 12 and/or short-term interest rates may exceed those shown in the table on page 13. If this happens, the portfolio yields may differ significantly from those shown below. Also, the table shows changes in short-term interest rates and prepayment rates occurring on a gradual basis over one year. If these factors change more rapidly, the portfolio yields may be significantly affected.

	The assumptions that are set forth below detail certain information with respect to the mortgage investments as of September 30, 1994, or other dates as specified.

Factors Affecting Return

	The return on the Company's portfolio of investments will be affected by a number of factors. These include the rate of prepayments of the mortgage loans directly or indirectly securing the mortgage investments and the characteristics of the net cash flows available. Prepayments on mortgage loans commonly are measured by a prepayment standard or model.
Two models are used herein. One such model which is used primarily for fixed-rate mortgage loans (the "PSA" prepayment assumption model) is based on an assumed rate of prepayment each month of the unpaid principal amount of a pool of new mortgage loans expressed on an annual basis. A prepayment assumption of 100 percent of the PSA assumes that each mortgage loan (regardless of interest rate, principal amount, original term to maturity or geographic location) prepays at an annual compounded rate of 0.2% of its outstanding principal balance in the first month after origination. The prepayment rate increases by an additional
0.2% per annum in each month thereafter until the thirtieth month after origination. In the thirtieth month and each month thereafter each mortgage loan prepays at a constant prepayment rate of 6% per annum.

	The other model used herein is the Constant Prepayment Rate ("CPR"), which is used primarily to model prepayments on adjustable-rate mortgage loans. CPR represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans.
A prepayment assumption of 18% CPR assumes a rate of prepayment of the then outstanding principal balance of such mortgage loans in each month equal to 18% per annum.

	The Prepayment Assumption Model and CPR do not purport to be either an historical description of the prepayment experience of any pool of mortgage loans or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including mortgage loans underlying the mortgage investments. The actual prepayment rate of the mortgage loans will likely differ from the assumed prepayment rates.

	The rate of principal payments on a single-family pool of mortgage loans is influenced by a variety of economic, geographic, social and other factors. In general, however, mortgage loans are likely to be subject to relatively higher prepayment rates if prevailing long-term interest rates fall significantly below the interest rates on the mortgage loans. Conversely, the rate of prepayments would be expected to decrease if long-term interest rates rise above the interest rate on the mortgage loans. Other factors affecting prepayment of mortgage loans include changes in mortgagors' housing needs, job transfers, unemployment, mortgagors' net equity in the mortgaged properties, assumability of mortgage loans and servicing decisions.

	The terms of the multi-family mortgage loans that collateralize the multi-family investments prohibit the prepayment of principal during the lock-out period, a period generally equal to fifteen years after origination of the loan. Subsequent to the lock-out period, prepayments will be subject to a prepayment premium based on 1% of the remaining principal balance of the multi-family mortgage loan.

	The net cash flows on the Company's CMOs will be derived principally from the difference between (i) the cash flow from the collateral pledged to secure the CMO together with reinvestment income, and (ii) the amount required for payment on the CMOs together with related administrative expenses. Certain of the Company's other mortgage securities have similar net cash flow characteristics (collectively, net cash flow investments). Distributions of net cash flows on such net cash flow investments represent both income relative to the investment and a return of the principal invested.

Assumptions Employed in Projecting the Net Cash Flows

	In calculating the "Mortgage Investments Yield
Sensitivity Analysis" above, the projected net cash flows on the Company's mortgage investments were calculated on the basis of the following:

(1) Prepayments on the mortgage loans underlying the mortgage investments (other than adjustable-rate mortgage securities) were projected to be received in proportion to the PSA model described in this report. Prepayments on the adjustable-rate mortgage securities were projected to be received in proportion to the CPR model described in this report.

	The tables below show the prepayment rate projections, expressed as a percentage of the PSA or CPR, on the mortgage loans underlying the mortgage investments in which the Company has an interest under the assumed Case A, Case B, Case C, Case D, Case E, Case F and Case G scenarios.
Neither the prepayment projections used in this report nor any other prepayment model or projection purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans. It is unlikely that actual prepayments on the mortgage collateral will conform to any of the projected prepayment rates shown in the table below. Prepayment rate projections for certain of the Company's smaller investments are not listed in the tables below.

	The prepayment rate for each type of mortgage loan is projected to begin at the prepayment rate used in Case D in the table below. For cases other than Case D, the applicable rate increases or decreases ratably over a one-year period to the prepayment rate set forth for the applicable case. The prepayment rates set forth in Case D are the average of the published estimates of projected prepayment rates of a number of major Wall Street firms, excluding the highest and lowest estimates, as published on Bloomberg on October 1,1994. Cases A through C and Cases E through G represent the average of the prepayment estimates from two investment banking firms multiplied by the ratio of Case D and the average of the comparable prepayment estimates of the two investment banking firms.


PREPAYMENT ASSUMPTION TABLE
FIXED-RATE MORTGAGE LOANS OR CERTIFICATES

	           Pass
	         Through	                        Percentage of PSA
	           Rate (%) 	Case A	 Case B	Case C	Case D* Case E	Case F	Case G
Mortgage Certificate
GNMA Certif. 	9.50	    509	   392	    288	   175	    145	    119	    94
	            10.00	    465	   370	    302	   205	    161	    138	   110
	            10.50	     406	   343	   321	   235	    155	    131	    112
	            11.50	    351	    297	   289	   259	    214	    172	    154

FNMA Certif.	 9.00	    583	    416	   325	   225	    155	    130	    125
	             9.50	    669	    483	   405	   280	    205	    170	    160
	            10.00	    666	    485	   425	   340	    235	    200	    185

FHLMC Certif.	8.50	    685	    490	   325	   195	    160	    135	    130
	            10.00	    645	    470	   415	   340	    250	    215	    190
	            10.25	    625	    450	   405	   340	    260	    220	    190
	            10.50	    570	    430	   395	   345	    270	    225	    195



Fixed-rate Mortgage Loans:
MCA 1, Series 1		      340	    335	   330	   325	    320	    315	    310
RAC Four, Series 77		  585	    415	   325	   225	    155	    130	    125
RMSC, Series 1989-4A and 1989-4B
                       670	    485	   405	   270	    205	    170	    160
RMSC, Series 91-2**		  510	    390	   290	   175	    145	    120	     95
RMSC, Series 92-12		   760	    425	   225	   150	    125	    115	    110

* Case D is the case most representative of projected prepayment speeds as of October 1, 1994. This is representative of the yield on a FNMA 30-year pass-through security of 8.54%. (Case A represents a FNMA pass-through yield of 5.54%, Case B 6.54%, Case C 7.54%, Case E 9.54%, Case F 10.54% and Case G
11.54%).

** The mortgage loans underlying the security become adjustable-rate in 1996-1998.




CONSTANT PREPAYMENT RATES (CPR) TABLE (%)
ADJUSTABLE-RATE MORTGAGE LOANS OR CERTIFICATES

	                      Case A	 Case B	Case C	Case D*  Case E	 Case F	 Case G

FNMA Pools, Various	     36	     32	   28	    26	       22	     18	     14
FHLMC Pools, Various	    27	     24	   21	    18	       15	     12	      9
LIBOR ARM Trust 1991-19	 27	     24	   21	    18	       15	     12	      9
LIBOR ARM Trust 1992-1	  27	     24	   21	    18	       15	     12	      9
LIBOR ARM Trust 1992-4	  27	     24	   21	    18	       15	     12	      9
LIBOR ARM Trust 1992-6	  27	     24   	21	    18	       15	     12	      9
LIBOR ARM Trust 1992-8	  27	     24	   21	    18	       15	     12	      9
LIBOR ARM Trust 1992-10	 27	     24	   21	    18	       15	     12	      9
RMSC, AHF 1989-1	        40	     36	   32	    28	       26	     22	     18
RMSC, Series 1991-5	     27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-7	     27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-11	    27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-12	    27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-15	    27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-16	    27	     24	   21	    18	       15	     12	      9
RMSC, Series 1991-17	    27	     24	   21	    18	       15	     12	      9
RMSC, Series 1992-5	     27	     24	   21	    18	       15	     12	      9
RTC M-1	                 15	     13	   10	     7         5	      5       5
RTC M-6	                 17	     15	   10      7	       5       	5       5
SMSC, Series 1992-4	     27	     24	   21	    18	      15	      12       9
SMSC, Series 1992-6	     27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-1	     27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-3**	   27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-5**	   27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-6	     27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-7	     27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-9**	   27	     24	   21	    18	      15	      12	      9
SMSC, Series 1993-11	    27	     24	   21	    18	      15	      12	      9
SMSC, Series 1994-1	     27	     24	   21	    18	      15	      12	      9
SMSC, Series 1994-3	     27	     24	   21	    18	      15	      12	      9

*	Case D is the case most representative of projected
prepayment speeds as of October 1,1994.
**	The mortgage loans underlying these securities become
adjustable-rate in 1995-1996.

(2) Principal and interest payments on the mortgage collateral was assumed to be received monthly with interest payments received in arrears.

(3) The LIBOR, commercial paper, COFI, 1 Yr-CMT, and reinvestment income rates are assumed to be as set forth in the table set forth below. The applicable rate is assumed to begin at the rate set forth in Case II in the table below. For cases other than Case II, the applicable rate increases or decreases ratably over a one-year period to the rate set forth for the applicable case. The rates set forth in Case II are representative of the rates as of October 1,1994. Case I and Cases III through VII indicate rates decreasing or increasing, respectively, from the rates of Case II in equal steps each month over one year, to the rate indicated and continuing thereafter at that rate. According to the scheduled resets and subject to the periodic and lifetime caps, if applicable, the interest rates on the Company's adjustable-rate mortgage securities, in each case, reset at the defined margin relative to their respective indices.



SHORT TERM INTEREST RATE ASSUMPTIONS

	         Case I 	Case II	Case III	 Case IV*	Case V	Case VI	Case VII

LIBOR
  One-month 3.063%	   3.063%	4.063%	   5.063%	   6.063% 7.063%	  8.063%
  Three-month	2.500	  3.500	 4.500	    5.500     6.500	  7.500	   8.500
  Six-month	  2.750	  3.750	 4.750	    5.750     6.750	  7.750	   8.750
COFI	         1.850	  2.550	 3.250	    3.950     4.650	  5.350	   6.050
1 Yr-CMT	     3.910	  4.610	 5.310	    6.010     6.710	  7.410	   8.110



* Case IV is the case most representative of short-term interest rates as of October 1,1994.

(4) Principal and interest payments on each mortgage investment were assumed to be made in accordance with the terms for each such mortgage investment.

(5) It was assumed that no optional redemptions are exercised on any of the mortgage investments.

(6) Administrative fees for each series of mortgage securities have been calculated using the assumptions set forth in the prospectus relating to each such series. The administrative fee generally is based upon a fixed percentage of the principal amount of such mortgage securities outstanding.

(7) For the purposes of calculating the net cash flows on the adjustable-rate mortgage securities that are subject to repurchase borrowings, it was assumed that the repurchase borrowings were equal to 94% of the Company's cost basis in such adjustable-rate mortgage securities, and that such ratio would remain constant. Actual repurchase borrowings were greater on September 30, 1994 than the amount used for modeling. If the ratio that the Company was able to borrow were to decrease to a level below the 94% for adjustable-rate mortgage securities used in modeling due to either increases in short-term interest rates or other market conditions, the yield to the Company would be lower in each case.

(8) For purposes of calculating the net cash flows on the fixed-rate mortgage securities that are subject to repurchase borrowings, it was assumed that the repurchase borrowings were equal to 93.5% of the Company's basis in such fixed-rate mortgage securities, and that such ratio would remain constant. Actual repurchase borrowings were greater on September 30, 1994 than the amount used for modeling. If the ratio that the Company was able to borrow were to decrease to a level below the 93.5% for fixed-rate mortgage securities used in modeling due to either increases in short-term interest rates or other market conditions, the yield to the Company would be lower in each case.

(9) No losses are projected on any mortgage loans owned by the Company or underlying any adjustable-rate mortgage security or other mortgage security that would not be covered by external sources of insurance or the Company's allowance for losses. Any losses not covered by such insurance or allowance would lower the yield in each case to the Company.

(10) While the cost of the LIBOR cap agreements has been added to the Company's investment in its portfolio, the projections do not include any benefit from them, as such caps are generally above the range of the short-term interest rate assumptions set forth on page 13.

(11) In modeling certain of the Company's smaller mortgage investments, the cash flows of the investments were modeled by substituting for the actual assets and liabilities a small number of representative assets or liabilities, the characteristics of which summarize the actual mortgage loans or mortgage securities and the related liabilities that comprise the investment.




	GLOSSARY


AHF - American Home Funding.
Adjustable-rate mortgage loan (ARM) - A mortgage loan that features adjustments of the loan interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic and lifetime interest-rate and/or payment-rate
caps.
Adjustable-rate mortgage securities - Mortgage certificates that represent the pass-through of principal and interest on adjustable-rate mortgage loans.
Bloomberg - Bloomberg Business Services, Inc. information
systems.
Chemical - Chemical Acceptance Corporation.
Citibank - Citibank, N.A., REMIC mortgage pass-through
certificates.
COFI - Eleventh District Cost of Funds Index.
Collateralized Mortgage Obligations (CMOs) - Debt obligations (bonds) that are collateralized by mortgage loans or mortgage certificates. CMOs are structured so that principal and interest payments received on the collateral are sufficient to make principal and interest payments on the bonds.  The bonds may be
issued in one or more classes with specified interest
rates and maturities which are designed for the
investment objectives of different bond purchasers.
Company - Resource Mortgage Capital, Inc.
FAI2 - Fund America Investors Corporation II.
FHLMC - Federal Home Loan Mortgage Corporation.
Fixed-rate mortgage loan - A mortgage loan which features a fixed interest rate that does not change during the life of the loan, or does not change for at least one
year from the date of the analysis.
FNMA - Federal National Mortgage Association.
FNMA Yield - FNMA 30-year mortgage certificate yield.
GAAP - Generally accepted accounting principles.
GMS - General Mortgage Securities, Inc. Two.
GNMA - Government National Mortgage Association.
LIBOR - The London Inter-Bank Offered Rate for overseas deposits of U.S. dollars. The LIBOR index generally follows the patterns of the short-term interest rate environment in the U.S. market.
Long-term interest rates - The interest rates applicable to debt securities with an average life of 10 years or more.
MCA 1 - Multi-family Capital Access One, Inc., a subsidiary
of the Company
ML - Merrill Lynch
Mortgage certificates - Certificates which represent participation in pools of mortgage loans. The principal and interest payments on the mortgage loans
are passed through to the certificate holders.  GNMA,
FNMA, or FHLMC may issue and guarantee the payment of principal and interest on mortgage certificates issued by them.  Mortgage certificates may also be privately
issued.
Mortgage derivative securities - Mortgage securities that generally have a market price that is substantially below or in excess of the principal balance of the underlying mortgage loans or mortgage certificates
(e.g., a principal-only or interest-only security).
Mortgage loans - Mortgage loans secured by first liens on single-family residential properties.
Mortgage residual interests - An investment which entitles the Company to receive any excess cash flow on a pool of mortgage loans or mortgage certificates after
payment of principal, interest and fees on the related
mortgage securities.
Mortgage warehouse participations - A participation in a line of credit to a mortgage originator that is secured by recently originated mortgage loans that are in the process of being sold to permanent investors.
N/A - Not available.
NMF - National Mortgage Funding, Inc.
1 Yr-CMT - One-year constant maturity treasury index.
Other mortgage securities - Mortgage derivative securities and mortgage residual interests.
Prepayment rates - Represent a measure as to how quickly the number of mortgage loans in a pool are prepaid-in-full.
PWMO - PaineWebber Mortgage Obligations, Inc.
RAC Four - Ryland Acceptance Corporation Four.
REMIC - A real estate mortgage investment conduit pursuant to the Internal Revenue Code of 1986, as amended.
RMSC - Ryland Mortgage Securities Corporation.
RTC - Resolution Trust Corporation
SMART - Structured Mortgage Asset Residential Trust.
SMSC - Saxon Mortgage Securities Corporation, an affiliate
of the Company.
Short-term interest rates - Short-term interest rates are the interest rates applicable to debt securities with an average life of six months or less.
16